                                                                    Exhibit 12.1

                             Brandywine Realty Trust
         Computation of Ratio of Earnings to Combined Fixed Charges and
                         Preferred Share Distributions
                                 (in thousands)

                                                                                                                      For the three
                                                                                                                       months ended
                                                               For the years ended December 31,                         March 31,
                                                  -----------------------------------------------------------------  ---------------

                                                        2002         2001         2000         1999         1998            2003
                                                        ----         ----         ----         ----         ----            ----

Earnings before fixed charges:
Add:
   Income from continuing operations (A)             $  50,227    $  22,976    $  40,493    $  23,761    $  26,976       $   13,160
   Distributions to preferred unitholders                7,069        7,069        7,069        6,103        1,451            1,767
   Minority interest of preferred unitholders            7,069        7,069        7,069        6,103        1,451            1,767
   Fixed charges - per below                            88,856       94,422       96,510       84,477       40,657           21,216
   Cash distributions from income from
    equity investments                                   2,956        5,492            -        1,671          467              164
Less:
   Income from equity method investments                  (987)      (2,768)      (2,961)      (1,059)        (218)            (158)
   Capitalized interest                                 (2,949)      (5,178)      (8,182)      (2,100)      (1,200)            (343)
   Distributions to preferred unitholders               (7,069)      (7,069)      (7,069)      (6,103)      (1,451)          (1,767)
   Income allocated to preferred
    shareholders                                       (11,906)     (11,906)     (11,906)      (4,790)        (702)          (2,977)
                                                  -----------------------------------------------------------------  ---------------

Earnings before fixed charges                        $ 133,266    $ 110,107    $ 121,023    $ 108,063    $  67,431       $   32,829
                                                  =================================================================  ===============

Fixed charges:
Interest expense (including amortization)            $  63,522    $  66,385    $  64,746    $  69,800    $  36,886       $   15,306
Capitalized interest                                     2,949        5,178        8,182        2,100        1,200              343
Proportionate share of interest for
   unconsolidated investments                            3,410        3,884        4,607        1,684          418              823
Distributions to preferred unitholders                   7,069        7,069        7,069        6,103        1,451            1,767
Income allocated to preferred                           11,906       11,906       11,906        4,790          702            2,977
                                                  -----------------------------------------------------------------  ---------------

Fixed charges                                        $  88,856    $  94,422    $  96,510    $  84,477    $  40,657       $   21,216
                                                  =================================================================  ===============

Fixed Charge Coverage Ratio                               1.50         1.17         1.25         1.28         1.66             1.55
                                                  =================================================================  ===============

(A) Amounts for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been reclassified to present properties identified as held for sale consistent with the presentation for the three months ended March 31, 2003. As a result, operations have been reclassified to discontinued operations from continuing operations for all periods presented.